Consent of Independent Registered Public Accounting Firm

The Board of Directors
Univest Corporation of Pennsylvania:
We consent to the incorporation by reference in the registration statements (No. 333-123189, 333-02513 and 333-152542) on Forms S-8 and registration statement (No. 333-02509) on Form S-3 of Univest Corporation of Pennsylvania (the “Company”) of our reports dated March 6, 2009, with respect to the consolidated balance sheets of the Company as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of the Company.
Our report dated March 6, 2009, on the consolidated balance sheets of the Company as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, “Share Based Payment,” effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006.
Philadelphia, Pennsylvania
March 6, 2009